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                                                                    EXHIBIT 10.1

November 15, 2001

James Barnett
232 Polhemus Ave.
Atherton, CA 94027


Dear Jim:

It is a distinct pleasure to offer you the position of Chief Executive Officer of AltaVista Company ("AltaVista").

Your starting annualized salary will be $275,000 ("Initial Salary"), which represents $11,458.33 semi-monthly. You will also be eligible to receive an annualized target bonus for fiscal year 2002 of up to $75,000. Of the $75,000 annualized target bonus, $25,000 will be payable upon signing of this offer letter. A prorated portion of the remaining $50,000 shall be paid and payable at the conclusion of fiscal year 2002 in accordance with the standard CMGI, Inc. ("CMGI") executive bonus plan.

In addition, subject to the approval of the AltaVista Board of Directors and the CMGI Compensation Committee, respectively, you will be awarded an option to purchase 1,000,000 shares of AltaVista common stock (assuming 20,000,000 shares fully diluted) ("AltaVista Option"), and an option to purchase 100,000 shares of CMGI common stock under the CMGI 2000 Stock Incentive Plan ("CMGI Option"). The AltaVista Option granted hereby shall vest as to 1/6 of the original number of shares underlying the option on the 4 month anniversary of November 15, 2001 and shall vest an additional 1/36 of the original shares underlying the option on each monthly anniversary date thereafter until fully vested on the third anniversary of November 15, 2001. The CMGI Option granted hereby shall vest as to 25% of the original number of shares underlying the option on the 1st anniversary of the date of grant and shall vest an additional 1/48 of the original number of shares underlying the option on each monthly anniversary date thereafter until fully vested on the fourth anniversary of the date of grant.

The CMGI Option's exercise price shall equal the closing price on the Nasdaq National Market (during normal trading hours) on the day the option grant is approved by the CMGI Compensation Committee. The AltaVista Option's exercise price shall equal the fair market

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value of AltaVista's common stock on the day the option grant is approved by the
AltaVista Board of Directors, as determined by the AltaVista Board of Directors. The options shall be subject to all terms, limitations, restrictions and termination provisions set forth in the respective plans and in the separate option agreements that shall be executed to evidence the grant of any options.

In the event your employment is terminated by AltaVista for a reason other than Cause (as defined on Exhibit A hereto), or by you for Good Reason (as defined on Exhibit A hereto), AltaVista shall pay to you a severance payment equal to 6 months of your then-current base salary as in effect on the last day of your employment (but in no case less than the Initial Salary). Notwithstanding the foregoing sentence, in the event of a Change of Control (as defined on Exhibit A hereto) of AltaVista and a subsequent termination of your employment for a reason other than Cause or termination by you for Good Reason within 6 months after a Change of Control, AltaVista (or the successor entity) shall pay to you a severance payment equal to 12 months of your then-current base salary as in effect on the last day of your employment (but in no case less than the Initial Salary). The severance payment shall be paid in full within 15 business days after the termination of your employment, unless AltaVista and you agree otherwise. In no event shall you be entitled to a severance payment under both the first and second sentences of this paragraph. Additionally, in the event that there occurs a termination giving rise to a severance payment by AltaVista to you, as a condition to AltaVista's payment obligation, you shall execute a release, based on AltaVista's standard form (including confidentiality and non-solicitation provisions), of any and all claims you may have against AltaVista or CMGI, and their respective officers, directors, employees, and affiliates relating to your employment (and not including any claims you may have as a stockholder or any right to enforce any post-employment obligations owed to you, including rights to exercise stock options pursuant to the terms of the applicable option agreements). You hereby understand and agree that the payment of any severance amount to you by AltaVista or its successor, in the event of a Change in Control, is contingent on your execution of the previously described release of claims. The payment to you of the severance amounts shall be your sole remedy in the event of a termination of your employment.

Additionally, in the event of a Change of Control of AltaVista and a subsequent termination of your employment by AltaVista for a reason other than Cause or by you for Good Reason, 100% of the then-unvested portions of your AltaVista Option and CMGI Option shall immediately become exercisable in full and shall be deemed fully vested. In the event of a termination of employment by AltaVista for a reason other than Cause or by you, you shall have the right to exercise any vested portion of your CMGI Option for 30 days after such termination date (unless the options terminate sooner by the terms of the underlying CMGI Option Agreement) and vested portion of your AltaVista Option following such termination of employment, unless the options terminate sooner by the terms of the underlying AltaVista Option Agreement, as follows:

     - you shall have at least 90 days following the termination date of your employment to exercise your vested AltaVista options;

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     -    you shall be entitled to exercise your vested AltaVista options following the termination date of your employment for a number of months following such termination date equal to the number of months you worked for AltaVista (rounded up to the next month in the event the termination date is on or after the 15th day of the month);

     - in no event shall you be entitled to exercise vested AltaVista options following your termination date for a period greater than 365 days.

The execution of AltaVista's Non-Solicitation Agreement is required as a condition of AltaVista and CMGI granting you the above-described options to purchase AltaVista and CMGI common stock.

Additionally, as a condition of employment with AltaVista, you are required to execute the enclosed Non-Disclosure and Developments Agreement.

As an employee of AltaVista, you may participate in any and all benefit programs that AltaVista establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Additionally, you will accrue vacation at a rate of 10.00 hours per month (3 weeks per year) beginning on your first month of employment. Details of the benefits offered will be reviewed with you in orientation on your first day of employment.

In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed notice regarding the Immigration Reform and Control Act and bring proper documentation with you on your first day.

Please confirm your acceptance of this offer letter and the terms contained therein by signing one copy of this letter and returning it to me. Additionally, please sign and return the enclosed Non-Disclosure and Developments Agreement and the Non-Solicitation Agreement. Both the Non-Disclosure and Developments Agreement and the Non-Solicitation Agreement must be returned to me no later than one week prior to your start date.

YOUR EMPLOYMENT WITH ALTAVISTA WILL BE "AT-WILL". This means that your employment with AltaVista may be terminated by either you or AltaVista at any time and for any reason, with or without notice. This offer expires as of the close of business on Monday, November 29, 2001. This offer (and the documents and agreements referenced herein) constitutes the entire agreement between the parties and supersedes all prior offers, both oral and written. This letter does not constitute a guarantee of employment or a contract.

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We are very pleased by the prospect of your addition to the AltaVista management team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ David S. Andonian

David S. Andonian
AltaVista Board

/s/ James Barnett                                    11/29/01
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James Barnett                                          DATE

12/11/01
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START DATE

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Exhibit A

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "Cause" shall mean a good faith finding by AltaVista's Board of Directors, after giving employee an opportunity to be heard, of: (i) dishonest, gross negligent or willful misconduct by employee in connection with his employment duties, (ii) continued failure by employee to make a reasonable effort to perform his duties or responsibilities as reasonably requested by the Board of Directors, after written notice and an opportunity to cure, (iii) mis-appropriation by employee for his personal use of the assets or business opportunities of AltaVista, or its affiliates, (iv) embezzlement or other financial fraud committed by employee, (v) employee knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) employee's indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

     (b) "Good Reason" shall mean: (i) the unilateral relocation by AltaVista of employee's principal work place for AltaVista to a site more than 40 miles from Palo Alto, California, (ii) a reduction in employee's then-current base salary without employee's consent; or (iii) material diminution of employee's duties, authority or position as Chief Executive Officer of AltaVista, without employee's consent.

     (c) "Change of Control" shall mean the first to occur of any of the following: (a) any "person" or "group" (as defined in the Securities Exchange Act of 1934) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of AltaVista; (b) any merger, consolidation or similar transaction involving AltaVista, other than a transaction in which the stockholders of AltaVista immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then-voting securities with respect to the election of the Board of Directors of the resulting entity; or
(c) any sale of all or substantially all of the assets of AltaVista.